EuroPacific Growth Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

September 30, 2012
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and 74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2
Advisory Contract ($000’s omitted)

K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$0
Class B	$0
Class C	$0
Class F1	$0
Class F2	$0
Total	$0
Class 529-A	$0
Class 529-B	$0
Class 529-C	$0
Class 529-E	$0
Class 529-F1	$0
Class R-1	$0
Class R-2	$0
Class R-3	$0
Class R-4	$0
Class R-5	$0
Class R-6	$0
Total	$0

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0000
Class B	$0.0000
Class C	$0.0000
Class F1	$0.0000
Class F2	$0.0000
Class 529-A	$0.0000
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0000
Class 529-F1	$0.0000
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0000
Class R-4	$0.0000
Class R-5	$0.0000
Class R-6	$0.0000

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$15,997
B) Repurchase agreements
C) Short-term debt securities other than repurchase agreements	$7,930,594
D) Long-term debt securities including convertible debt	$692,563
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$92,412,984
G) Options on equities
H) Options on all futures
I) Other investments
J) Receivables from portfolio instruments sold	$196,223
K) Receivables from affiliated persons
L) Other receivables	$551,640
M) All other assets	$0
N) Total assets	$101,800,001
O) Payables for portfolio instruments purchased	$1,012,097
P) Amounts owed to affiliated persons	$69,473
Q) Senior long-term debt
R1) Reverse repurchase agreements
R2) Short sales
R3) Written options
R4) All other liabilities	$435,944
S) Senior equity
T) Net Assets of common shareholders	$100,282,487

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	736,092
Class B	9,563
Class C	48,779
Class F1	197,701
Class F2	159,869
Total	1,152,004
Class 529-A	23,398
Class 529-B	1,135
Class 529-C	8,076
Class 529-E	1,263
Class 529-F1	1,701
Class R-1	7,552
Class R-2	26,735
Class R-3	170,590
Class R-4	312,431
Class R-5	336,428
Class R-6	496,289
Total	1,385,598

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.70
Class B	$39.28
Class C	$38.64
Class F1	$39.50
Class F2	$39.73
Class 529-A	$39.34
Class 529-B	$38.67
Class 529-C	$38.42
Class 529-E	$38.98
Class 529-F1	$39.37
Class R-1	$38.20
Class R-2	$38.46
Class R-3	$38.90
Class R-4	$39.02
Class R-5	$39.72
Class R-6	$39.78